Exhibit 99.1

Contact:
William B. BoniVP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2012 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 14, 2013 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2012.

The Company reported a net loss of $10,872,000 or $0.18 per share, for the year ended December 31, 2012, compared with a net loss of $10,762,000, or $0.20 per share, for the year ended December 31, 2011.  For the quarter ended December 31, 2012, the Company reported a net loss of $5,296,000 or $0.09 per share, compared with net income of $3,768,000, or $0.07 per share, for the quarter ended December 31, 2011.

At December 31, 2012, the Company had a total of approximately $130,599,000 in cash and marketable securities.

Operational Milestones

Tivantinib (ARQ 197)

•
Presentation of data at the 2012 Annual Meeting of the American Society of Clinical Oncology (ASCO) from a randomized, double-blind, controlled Phase 2 trial of tivantinib in second-line hepatocellular carcinoma (HCC) that met the primary endpoint of time to progression, with pronounced improvements observed in median overall survival and progression free survival in MET-high patients;

•	Dosing of the first patient in the pivotal Phase 3 METIV-HCC trial of tivantinib as a single agent in second-line HCC MET-high patients in January 2013;
•	Agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for the design of the METIV-HCC trial;
•
Discontinuation of the Phase 3 MARQUEE trial of tivantinib and erlotinib in non-squamous non-small cell lung cancer (NSCLC), conducted by our partner Daiichi Sankyo Co., Ltd., following an interim analysis, with patients already on treatment and re-consented continuing to receive treatment;

•
Permanent suspension of enrollment in the Phase 3 ATTENTION trial of tivantinib and erlotinib in non-squamous NSCLC in Asia conducted by our partner, Kyowa Hakko Kirin Co., Ltd., with patients already enrolled and re-consented continuing to receive treatment;

•
Announcement of top-line data from the randomized Phase 2 signal generation trial of tivantinib in combination with irinotecan and cetuximab in second-line colorectal cancer (CRC) showing a trend of improvements in progression-free survival and objective response rate;

•
Presentation of Phase 1b data at the ASCO Annual Meeting showing that the combination of tivantinib and sorafenib was well tolerated and that preliminary anti-tumor activity was observed in multiple patient extension cohorts, including HCC.

Pipeline / Discovery

•	Commencement of patient dosing in a Phase 1 clinical trial with ARQ 087, an orally bioavailable, multi-kinase inhibitor with pan-FGFR (fibroblast growth factor receptor) activity.

Plans for 2013

“Tivantinib has re-emerged as a Phase 3 clinical-stage compound with the initiation of the METIV-HCC trial in second-line HCC early this year,” said Paolo Pucci, chief executive officer of ArQule. “In 2013 we look forward to multiple data presentations that will inform our future development plans.  The primary objectives with tivantinib this year include:
•	timely progress in patient enrollment in the Phase 3 METIV-HCC trial;
•	completion of patient enrollment in the Phase 2 KRAS-mutation positive NSCLC trial;
•	completion and presentation of data analyses from the MARQUEE trial;
•	data read-out from the ATTENTION trial by Kyowa Hakko Kirin expected in late 2013 or early 2014;
•	presentation of final data from the randomized Phase 2 combination trial with irinotecan and cetuximab in colorectal cancer;
•	support of ongoing clinical trials sponsored by the National Cancer Institute/Cancer Therapy Evaluation Program.

“Progress in other programs will focus on the following activities:
•	enrollment of patients in the Phase 1 trial with ARQ 087;
•	completion of patient enrollment in the Phase 1 trial with ARQ 092;
•	screening of the Company’s proprietary library of compounds as part of a drug discovery effort directed toward defined therapeutic targets.

“At the end of 2012, ArQule had $130.6 million in cash and marketable securities,” said Mr. Pucci. “We expect that these available financial resources will be sufficient to finance our working capital requirements well into 2015.”

Revenues and Expenses

Revenues for the year ended December 31, 2012 were $36,414,000 compared with revenues of $47,310,000 for the year ended December 31, 2011.  For the quarter ended December 31, 2012, revenues were $5,143,000, compared with revenues of $16,504,000 for the quarter ended December 31, 2011.

The $10.9 million revenue decrease in 2012 was principally due to a $10.0 million decrease in revenue recognized from the Company’s Daiichi Sankyo ARQ 092 upfront licensing payment received in 2011, a $4.4 million decrease in revenue recognized from the tivantinib license agreement with Kyowa Hakko Kirin, a $10.2 million decrease in revenue recognized on the milestone received from the Daiichi Sankyo tivantinib program in 2011, a $2.2 million revenue decrease from the Daiichi Sankyo AKIP™ agreement, and a $2.6 million decrease in revenue recognized resulting from the extension of the development period of the Daiichi Sankyo tivantinib agreement. These revenue decreases were partially offset by a $2.8 million increase from the Company’s Daiichi Sankyo ARQ 092 agreement and lower contra-revenue of $15.7 million associated with the Daiichi Sankyo tivantinib program.

Fiscal 2012 research and development expenses were $33,966,000, compared with $45,011,000 for fiscal 2011.  Fourth quarter 2012 research and development expenses were $7,246,000, compared with $9,674,000 for the fourth quarter 2011.  Research and development expenses decreased in fiscal 2012 and in the fourth quarter of 2012 primarily due to the decrease in outsourced clinical and product development costs related to Phase 1 and 2 programs for tivantinib and other product candidates.

General and administrative expenses for fiscal 2012 were $13,852,000, compared to $13,373,000 for fiscal 2011.  Fourth quarter 2012 general and administrative costs were $3,352,000, compared with $3,151,000 for the fourth quarter 2011.

2013 Financial Guidance

For 2013, ArQule expects net use of cash to range between $40 and $45 million.  Revenues are expected to range between $12 and $15 million.  Net loss is expected to range between $28 and $31 million, and net loss per share to range between $(0.45) and $(0.50) for the year.  ArQule expects to end 2013 with between $85 and $90 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call today at 9:00 a.m. Eastern Time.

Date:                                           Thursday, March 14, 2013
Time:                                           9:00 a.m., Eastern Time
Conference Call Numbers
Domestic:                                           (877) 868-1831
International:                                     (914) 495-8595
Webcast:                                           www.arqule.com

A replay of the conference call will be available beginning two hours after the completion of the call until March 16, 2013 and can be accessed by dialing toll-free (855) 859-2056 and outside the U.S. (404) 537-3406.  The confirmation code for replayed calls is 94647035.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline consists of ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR), ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2013 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2013), key corporate objectives for 2013, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 087, ARQ 621, ARQ 736 and ARQ 092 may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs results in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

###

ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Research and development revenue (1)	$5,143	$16,504	$36,414	$47,310

Costs and expenses:
Research and development	7,246	9,674	33,966	45,011
General and administrative	3,352	3,151	13,852	13,373
Total costs and expenses	10,598	12,825	47,818	58,384

Income (loss) from operations	(5,455)	3,679	(11,404)	(11,074)

Interest income	151	73	445	317
Interest expense	(7)	(7)	(26)	(25)
Other income, net	15	23	113	20
Net income (loss)	(5,296)	3,768	(10,872)	(10,762)

Unrealized gain (loss) on marketable securities	(58)	81	108	1

Comprehensive income (loss)	$(5,354)	$3,849	$(10,764)	$(10,761)

Basic and diluted net earnings (loss) per share:
Basic earnings (loss) per share	$(0.09)	$0.07	$(0.18)	$(0.20)
Diluted earnings (loss) per share	$(0.09)	$0.07	$(0.18)	$(0.20)

Weighted average shares used in calculating:
Basic earnings (loss) per share	62,304	53,620	59,821	52,778
Diluted earnings (loss) per share	62,304	54,696	59,821	52,778

(1)
Research and development revenue is shown net of collaboration contra-revenue of $0.2 million and $3.9 million, and $4.6 million and $19.5 million for the three and twelve months ended December 31, 2012 and 2011, respectively.

Balance sheet data (in thousands):	December 31, 2012	December 31, 2011

Cash, equivalents and marketable securities- short term	$79,271	$68,168
Marketable securities- long term	51,328	40,475
	$130,599	$108,643

Total assets	$134,193	$117,051
Notes payable	$1,700	$1,700
Stockholders’ equity	$81,029	$29,729